PROMISSORY NOTE

SUMMARY OF TERMS

March 28, 2017

Value of note: $383,771
Interest rate: 10%
Term:	Expiration date: December 31, 2017

Note Holder:	Carlton M. Cadwell
1361 Gage Blvd
Richland, WA 99352

March 28, 2017__________
Authorized Signature and Title	Date

8131 W Grandridge Blvd, #101 · Kennewick, WA 99336 · (509) 736-4000 · (509) 736-4007 fax

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